EXHIBIT 99.1

Contacts:
Julie Wood	Greg Schafer
Vice President, Investor Relations	Vice President and Chief Financial Officer
510-597-6505	510-597-6684
ONYX PHARMACEUTICALS REPORTS FOURTH QUARTER
AND YEAR-END 2006 FINANCIAL RESULTS
Nexavar Net Revenue $165 Million for the year and $64 Million for the Fourth Quarter
EMERYVILLE, CALIF. — February 15, 2007 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported its financial results for the three months and year ended December 31, 2006. Onyx, with its collaborator, Bayer Pharmaceuticals Corporation, or Bayer, is marketing and developing Nexavar®(sorafenib) tablets, an anticancer drug currently approved for the treatment of advanced kidney cancer in the U.S., European Union, and other territories internationally. Nexavar net revenue, as recorded by Bayer, was $165.0 million for the year ended December 31, 2006 and $63.7 million for the fourth quarter. Bayer’s Nexavar revenue for the fourth quarter of 2006 was an increase of 40% over the prior quarter.
“In 2006, we and our partner Bayer made Nexavar available in approximately 50 countries resulting in one of the most successful first-year launches for an oncology drug,” said Hollings C. Renton, President and CEO of Onyx. “We are also working to establish Nexavar as a standard of care that can be utilized in multiple tumor types. Our pivotal advanced liver cancer trial was stopped early due to the survival benefit observed in the Nexavar arm, and a randomized Phase 2 trial showed encouraging early activity with Nexavar in combination with chemotherapy for metastatic melanoma. The positive momentum continues in 2007, as Bayer continues to launch Nexavar worldwide for advanced kidney cancer and we conduct a pivotal study in lung cancer, initiate a robust randomized Phase 2 program in breast cancer, and seek global regulatory approvals for advanced liver cancer.”
Onyx reported a net loss of $20.7 million, or $0.47 per share, for the fourth quarter of 2006 compared to a net loss of $38.4 million, or $1.00 per share, in the same period in the prior year. The net loss for the quarter ended December 31, 2006 includes employee stock-based compensation expense of $3.2 million, or $0.07 per share.
Net Expense from Unconsolidated Joint Business
The presentation of the Onyx Statement of Operations changed in 2006 due to the commencement of Nexavar sales. Onyx now reports the net expense from the unconsolidated joint business for Nexavar as a single line item within the Statement of Operations. This item consists of Nexavar product revenue and the reimbursement of each company for its shared expenses under the collaboration. The net expense from the unconsolidated joint business is, in effect, the net amount due to Bayer to balance the companies’ economics under the Nexavar collaboration. According to the terms of the collaboration, the companies share all research and development, marketing, and non-U.S. sales expenses. Onyx and Bayer each bears its own U.S. sales force and medical science liaison expenses. Bayer incurs the majority of expenses relating to the development and marketing of Nexavar. The calculation of the net expense from the unconsolidated joint business is shown in the table following the summary financial information.
Operating Expenses
In the fourth quarter of 2006, research and development expenses, including employee stock-based compensation expense of $0.5 million, were $6.9 million. This represents a decrease of $15.9 million over the fourth quarter of 2005 primarily due to the change in accounting presentation with the inclusion of Nexavar-related development expenses in the net expense from the unconsolidated joint business line item. In periods prior to 2006, Onyx’s share of Nexavar-related research and development expenses was included in the company’s research and development line item. Under the new presentation, a portion of Nexavar development expenses is reflected in the net expense from the unconsolidated joint business line item and only Onyx’s direct research and development expenses are reflected in the research and development line item. Onyx and Bayer are continuing to expand their investment in the development of Nexavar for additional indications including Phase 3 trials for Nexavar in liver cancer, melanoma, and lung cancer.

In the fourth quarter of 2006, selling, general and administrative expenses, including employee stock-based compensation expense of $2.7 million, were $13.1 million. This represents a decrease of $4.7 million over the fourth quarter of 2005 primarily due to the change in accounting presentation. As a result of the change in accounting presentation, a significant amount of Nexavar-related marketing expense is included in the net expense from the unconsolidated joint business line item. In periods prior to 2006, Onyx’s share of Nexavar-related marketing expense was included in the company’s selling, general and administrative line item. Under the new presentation, the selling, general and administrative expense line item includes only Onyx’s direct selling, general and administrative expenses.
Cash, Cash Equivalents, and Marketable Securities
As of December 31, 2006, the company had cash, cash equivalents, and total marketable securities of $271.4 million compared to $284.7 million at December 31, 2005. The change primarily reflects the funds used in operations during 2006, offset by the final milestone advance of $10.0 million received from Bayer in January 2006, as a result of the U.S. Food and Drug Administration approval of Nexavar, and net proceeds of $74.4 million received from equity financings.
Year-End Results
For the year ended December 31, 2006, Onyx recorded a net loss of $92.7 million, or $2.20 per share, compared with a net loss of $95.2 million, or $2.64 per share, for the same period in 2005. Onyx reported revenue of $250,000 and $1.0 million for the years ended December 31, 2006 and 2005, respectively. The revenue represented licensing fees from third parties for rights to certain Onyx patents and sale of viruses from the now discontinued therapeutic virus program. Total operating expenses were $104.9 million for the year ended December 31, 2006, a $2.1 million increase from $102.8 million for the same period in the prior year.
Conference Call with Management Today
Onyx’s management will host a teleconference and webcast to discuss fourth quarter and year-end 2006 financial results and provide a general business overview. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 15, 2007. Interested parties may access a live webcast of the presentation at:
http://audioevent.mshow.com/322956
or by dialing 706-758-9355 and using the pass code 8490115. A replay of the presentation will be available on the Onyx website or by dialing 706-645-9291 and using the passcode 8490115 approximately one hour after the teleconference concludes. The replay will be available through March 15, 2007.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative therapies that target the molecular mechanisms that cause cancer. The company is developing Nexavar®, a small molecule drug, with Bayer Pharmaceuticals Corporation. Nexavar has been approved for the treatment of advanced kidney cancer. For more information about Onyx’s pipeline and activities, visit the company’s website at: www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer Pharmaceuticals Corporation.
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations, potential NDA filings and commercialization efforts of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law. (See attached tables.)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2006	2005	2006	2005
Total revenue	$—	$—	$250	$1,000
Operating expenses:
Net expense from unconsolidated joint business	3,768	—	23,915	—
Research and development (1)	6,856	22,729	30,980	63,120
Selling, general and administrative (1)	13,075	17,763	50,019	39,671

Total operating expenses	23,699	40,492	104,914	102,791

Loss from operations	(23,699)	(40,492)	(104,664)	(101,791)
Interest income, net	2,992	2,140	11,983	6,242
Other income	—	—	—	375

Net loss	$(20,707)	$(38,352)	$(92,681)	$(95,174)

Basic and diluted net loss per share	$(0.47)	$(1.00)	$(2.20)	$(2.64)

Shares used in computing basic and diluted net loss per share	44,441	38,178	42,170	36,039

CONDENSED BALANCE SHEETS
(In thousands)

	Dec. 31,	Dec. 31,
	2006	2005
	(unaudited)	(2)
Assets
Cash, cash equivalents and marketable securities	$266,958	$274,818
Other current assets	12,940	8,285

Total current assets	279,898	283,103
Property and equipment, net	1,478	1,617
Long-term marketable securities	4,445	9,862
Other assets	425	83

Total assets	$286,246	$294,665

Liabilities and stockholders’ equity
Current liabilities	23,466	41,425
Advance from collaboration partner	40,000	30,000
Stockholders’ equity	222,780	223,240

Total liabilities and stockholders’ equity	$286,246	$294,665

(1)	Includes employee stock-based compensation expense of $0.5 million and $2.7 million for the adoption of FAS 123(R) in the research and development and selling, general and administrative expense lines, respectively, in the income statement for the three months ended December 31, 2006. For the twelve months ended December 31, 2006, stock-based compensation expense of $2.5 million and $11.5 million in the research and development and selling, general and administrative expense lines, respectively.

(2)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2005.

ONYX PHARMACEUTICALS, INC.
CALCULATION OF NET EXPENSE FROM UNCONSOLIDATED JOINT BUSINESS
(In thousands)
(unaudited)

	Three Months Ended	Twelve Months Ended
	Dec 31, 2006	Dec 31, 2006
Product revenue, net	$63,652	$164,994
Combined cost of goods sold, distribution, selling, general and administrative	49,226	123,004
Combined research and development	41,076	161,180

Combined collaboration loss	$(26,650)	$(119,190)

Onyx’s share of collaboration loss	$(13,324)	$(59,595)
Reimbursement of Onyx’s direct development and marketing expenses	9,556	35,680

Onyx net expense from unconsolidated joint business	$(3,768)	$(23,915)